Filed Pursuant to Rule 424(b)(3)
Registration Number 333-110980
NII HOLDINGS, INC.
Shares of Common Stock Issued Upon Conversion of 3 1/2% Convertible Notes Due 2033
Prospectus Supplement No. 8 dated January 12, 2007
to the restated Prospectus dated July 15, 2004

     On December 14, 2006, all of our issued and outstanding 3 1/2% convertible notes due 2033 (the “Notes”) were converted into shares of our common stock pursuant to the terms of the Notes. This prospectus supplement relates to the shares of our common stock that were issued upon such conversions. This prospectus supplement should be read in conjunction with and may not be delivered or utilized without our restated prospectus dated July 15, 2004, including any amendments or supplements thereto. Our common stock is listed on the Nasdaq Global Select Market under the symbol “NIHD.”

     We will not receive any of proceeds from the sale of common stock by the selling security holders. The selling security holders may sell the common stock either directly or through underwriters, broker-dealers or agents and in one or more transactions at market prices prevailing at the time of sale or at negotiated prices.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the restated prospectus. Any representation to the contrary is a criminal offense.

     The table below supplements, amends and restates the table appearing under “Selling Security Holders” beginning on page 41 of the restated prospectus. To the extent that a selling security holder is listed both in the table below and in the table appearing in the restated prospectus, the information set forth below regarding the selling security holder updates and amends the information in the restated prospectus.

	Shares of		Common Stock Owned
	Common Stock		Upon Completion
	Beneficially	Conversion Shares of	of the Offering
	Owned Prior to	Common	Number
Name of Beneficial Owner	the Offering(1)	Stock Offered	of Shares	Percentage(2)

Laurel Ridge Capital, LP	–	240,000	–	–
Polygon Global Opportunities Master Fund	–	525,000	–	–
All Other Holders of Common Stock Issued Upon Conversion or Future Transferees from Such Holders	(3)	(3)	(3)	(3)

(1)	Shares in this column do not include conversion shares of common stock offered.

(2)	Calculated based on 161,792,478 shares of our common stock outstanding as of December 31, 2006.

(3)	Information about additional selling security holders will be set forth in prospectus supplements or amendments to the registration statement of which this prospectus is a part, if required.